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                                                                    Exhibit 10.1


                            [HMP GS&Co. Letterhead]



                                                                   June 27, 2000


Mr. John L. Weinberg
70 Field Point Circle
Greenwich, Connecticut 06830

Dear John:

We are tremendously pleased that you are continuing your employment relationship with the firm. We expect to continue to draw upon your advice, efforts and talent, to the great benefit of our clients and customers, our employees and, therefore, the firm and its shareholders. This letter is intended to memorialize our mutual understanding and supersedes our letter agreement of April 5, 1999, without prejudice to the agreements you signed in connection with the firm's plan of incorporation.

1. Your responsibilities will be to continue to service, in a senior capacity, the accounts and relationships of the firm with which you have been or become involved, to continue to work with our employee acculturation and retention programs, and to lend such advice and counsel as we from time to time request. You will devote substantial time and attention to the business of the firm, and you will not enter into any other business enterprise without the firm's consent. It is understood that you will not be required to perform services other than in a senior capacity and that you may arrange your daily affairs pursuant hereto as you deem appropriate consistent with the firm's high standards of professional conduct.

2. The term of your employment will be through November 30, 2001, unless you or the firm elect to terminate it sooner for any reason or no reason on 90 days' prior written notice; provided, however, that any termination by the firm will take effect immediately if the termination is for violation of law, breach of this agreement or violation of Goldman Sachs policies or procedures ("cause"). Not less than 30 days prior to November 30, 2001, the firm may, at its discretion, offer to extend your employment for an additional one-year term at a compensation to be agreed, and you will have at least 15 days to accept such an offer.

3. Your compensation will be at the annual rate of $5,000,000 retroactive to November 27, 1999, payable entirely in a semi-monthly cash salary (subject to required withholdings). If you terminate or decline an offer by the firm to extend your employment, you will be entitled to payment of your salary through the date of termination and to an additional cash payment of $5,000,000 (also subject to withholdings) (the "Termination Payment"). If (i) the firm terminates your employment other than for cause, (ii) your employment
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         terminates by reason of your death or disability or (iii) the firm does not offer to extend your employment, you will be entitled to payment of your salary through November 30, 2001 (or the stated expiration date of any renewal of this agreement) and to payment of the Termination
         Payment at the conclusion of the salary period. If the firm terminates this agreement for cause, you will be entitled to payment of your salary through the date of termination, but (without prejudice to any other remedies the firm may have) will forfeit any additional compensation (including the Termination Payment). The firm will reimburse you for all expenses and disbursements reasonably incurred by you in the performance of your duties hereunder, and for so long as you continue to receive salary you will be entitled to continue to participate in the benefits plans in which you currently participate on the same basis as our other senior employees.

4. a) During and for six months following termination of your employment, you will not, without the consent of the firm, engage directly or indirectly in any business which competes with the business of the firm (a "Competitive Enterprise").

      b) You will take all actions and do all things during the 90-day period following the termination of your employment as may be reasonably requested by the firm from time to time to maintain for the firm the business, goodwill, and business relationships with the firm's Clients. For purposes hereof, "Client" means any client or prospective client of the firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the firm.

      c) During and for the twelve months following the termination of your employment, you will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the firm, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the firm and a Client. For purposes hereof, "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

     d) During and for the twelve months following the termination of your employment, you will not, in any manner, directly or indirectly, Solicit any person who is an employee of the firm to resign from the firm or to apply for or accept employment with any Competitive Enterprise.

5. Any dispute, controversy or claim between you and the firm arising out of or relating to this agreement, your employment with the firm or the termination thereof, or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the firm will be finally settled by arbitration in the City of New York before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (or, at your option, any other organization referred to in the arbitration provisions of your Uniform Application for Securities Industry Registration, if you are so registered). If the
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         New York Stock Exchange, Inc. or the other organization referred to above declines to arbitrate the matter or the matter is not otherwise arbitrable before it, it will be arbitrated before the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules of the AAA.

6. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

7. Your employment is subject to various firm policies and guidelines, including those stated in the applicable Employee Handbook as amended from time to time. Notices hereunder shall be delivered to the firm at its principal executive office directed to the attention of the General Counsel, and to you at your last address appearing in the firm's employment records. This agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this letter, which will thereupon constitute and agreement between us.



                                                  Very truly yours,

                                                  /s/ Henry M. Paulson, Jr.
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                                                  Henry M. Paulson, Jr.

Agreed to and accepted as
of the date of this letter


/s/ John L. Weinberg
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John L. Weinberg